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Z Trim Holdings, Inc.
1011 Campus Drive, Mundelein, IL 60060

(847) 549-6002 ◆ Fax: (847) 549-6028 ◆ www.ztrim.com
AMEX: ZTM

USDA DEVELOPED

May 10, 2007

David Lansky, Ph.D.
1803 St Johns Ave. Suite 5
Highland Park, IL 60035

Dear David:

This letter is our formal invitation to you for an appointment to the Z Trim Holdings, Inc. Board of Directors. Each month you are required to attend board meetings which occur at 3:00pm on the third Wednesday of every month at our offices in Mundelein, Illinois, unless there are five Wednesdays in a given month in which case the meeting is the fourth Wednesday. The meetings last between 2 and 3 hours.

For your appointment, the Company is prepared to immediately grant you 150,000 options of ZTM stock provided under the Company's approved 2004 Employee option plan. The strike price will be decided on the date of your signature of acceptance to this letter.

We believe you will be an asset to our board and would be thrilled if you accept the appointment

By signing below and faxing back to me at 847-549-6028, you are signifying your acceptance of the terms outlined herein which is the same date that your services as a board member will commence. If you have any questions, please contact me at 847-549-6002.

Very truly yours,

By: [signature]

Gregory J. Halpern - C.E.O.

Accepted and agreed to as of the date first above written:

By: [signature]
David Lansky